Exhibit 23.1

Bagell, Josephs, Levine & Company, LLC
200 Haddonfield Berlin Road, Gibbsboro, NJ 08026
Tel: 856.346.2828 Fax: 856.346.2882

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use of our report dated February 3, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) for the years ended December 31, 2005 and 2004, in this Post Effective Amendment No. 1 to the Registration Statement of iVoice Technology, Inc. on Form SB-2 and Prospectus dated December 4, 2006.

/s/ Bagell, Josephs, Levine & Company, LLC
Bagell, Josephs, Levine & Company, LLC (formerly Bagell, Josephs & Company, LLC)
Gibbsboro, New Jersey

December 4, 2006